Exhibit 4.3

SUPPLEMENTAL INDENTURE NO. 1

among

RJS POWER HOLDINGS LLC

as Original Issuer,

RJS POWER LLC

as Original Guarantor,

PPL ENERGY SUPPLY, LLC,

as Successor Issuer,

and

THE BANK OF NEW YORK MELLON,

as Trustee

June 1, 2015

5.125% Senior Notes due 2019

SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”), dated as of June 1, 2015, among PPL Energy Supply, LLC, a Delaware limited liability company (the “Successor Issuer”), RJS Power Holdings LLC, a Delaware limited liability company (the “Original Issuer”), RJS Power LLC, a Delaware limited liability company (the “Original Guarantor”) and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Original Issuer and the Original Guarantor have heretofore executed and delivered to the Trustee an indenture dated as of July 10, 2014 (the “Base Indenture”), providing for the issuance of the Original Issuer’s 5.125% Senior Notes due 2019 (the “Notes”);

WHEREAS, the Original Issuer shall merge with and into the Successor Issuer, pursuant the Agreement and Plan of Merger, dated as of June 1, 2015, among RJS Power Generation Holdings LLC, a Delaware limited liability company, the Original Issuer, the Original Guarantor and the Successor Issuer (the “Merger Agreement”), with the Successor surviving such merger (the “RJS Merger”);

WHEREAS, Sections 801 and 901(2) of the Base Indenture provide that under the circumstances set forth therein, the Successor Issuer shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor Issuer shall assume all of the obligations of the Original Issuer under the Indenture and the Notes on the terms and conditions set forth herein;

WHEREAS, Section 1504 of the Base Indenture provides that under the circumstances set forth therein, the Guarantee of any Guarantors shall be automatically and unconditionally released on the terms and conditions set forth therein; and

WHEREAS, pursuant to Section 901(2) of the Base Indenture, the Trustee, the Successor Issuer, the Original Issuer and the Original Guarantor are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Successor Issuer, the Original Issuer, the Original Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

2. Agreement to Assume Obligations. The Successor Issuer hereby unconditionally assumes all obligations of the Original Issuer, on the terms and subject to the conditions set forth in Article Eight of the Base Indenture, and agree to be bound by all other applicable provisions of the Base Indenture and the Notes and to perform all of the obligations and agreements of the “Company” under the Indenture.

3. Release of Guarantees. Pursuant to Section 1504 of the Base Indenture, the Guarantee of the Initial Guarantor is hereby automatically and unconditionally released.

4. Merger Event. For the avoidance of doubt, the RJS Merger is a “Merger Event” as such term is defined in the Base Indenture.

5. No Personal Liability of Directors, Officers Employees and Stockholders. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Successor Issuer, as such, shall have any liability for any obligations of the Successor Issuer under the Notes, the Base Indenture, this Supplemental Indenture the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile of PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the Base Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8. Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered part of this Supplemental Indenture or the Base Indenture and will in no way modify or restrict any of the terms or provisions hereof or thereof.

9. Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

10. The Trustee. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Successor Issuer and not those of the Trustee, and the Trustee assumes no responsibility for their correctness.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: June 1, 2015

Successor Issuer:

PPL ENERGY SUPPLY, LLC

By:	/s/ Russell R. Clelland
Name: Russell R. Clelland
Title: Vice President and Treasurer

Original Issuer:

RJS POWER HOLDINGS LLC

By:	/s/ Russell R. Clelland
Name: Russell R. Clelland
Title: Vice President and Treasurer

Original Guarantor:

RJS POWER LLC

By:	/s/ Russell R. Clelland
Name: Russell R. Clelland
Title: Vice President and Treasurer

Trustee:

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

[Signature page to Supplemental Indenture No. 1 to RJS Indenture]